EXHIBIT 5.0



December 4, 1998





I am general counsel to The Ryland Group, Inc., a Maryland corporation (the "Company"), and provide this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering under the Securities Act of 1933, as amended, deferred compensation obligations in the aggregate amount of $30,000,000 (the "Obligations") under the Company's Executive and Director Deferred Compensation Plan (the "EDDCP") and, in the aggregate, 50,000 shares of Common Stock, $1.00 par value (the "Shares"), under the EDDCP and the Company's Non-Employee Directors' Stock Unit Plan (the "Unit Plan") (collectively, the "Plans"), to be offered to certain eligible employees and directors of the Company. The Shares shall be purchased from time to time on the open market pursuant to either the EDDCP or the Unit Plan in accordance with the terms thereof, in any combination.

I have examined copies of the Company's Charter, as amended, Bylaws, the Plans, all resolutions adopted by the Company's Board of Directors relating to the above and other records and documents that I have deemed necessary for the purpose of this opinion.

Based upon the foregoing, I am of the opinion that:

   1. The Plans have been duly adopted by the Board of Directors and are now legally effective; and

   2. The Obligations, when established pursuant to the terms of the EDDCP, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of that Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).



      The opinions set forth herein are limited to matters governed by the laws of the State of Maryland and the Federal Laws of the United States of America, and I express no opinion as to any other laws.

I hereby consent to the filing of this opinion as Exhibit 5.0 to the Registration Statement and to the reference to me under Item 5 of this Registration Statement.


Very truly yours,

/s/ Timothy J. Geckle

Timothy J. Geckle

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